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                                                                      Exhibit 12


                                                  W.R. Berkley Corporation and subsidiaries
                          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


                                                                           Year Ended December 31,
                                                            ---------  --------- --------- --------- ---------
                                                              1996       1995      1994      1993      1992
                                                            ---------  --------- --------- --------- ---------
Income before income taxes and cumulative effect of
  change in accounting principle, but after minority
  interest.................................................  $115,365   $ 78,436  $ 33,542  $ 61,364  $ 54,521
Add:
  Portion of rents representative of the interest factor...     3,699      3,146     2,667     2,010     1,760
  Interest expense.........................................    31,963     28,209    27,601    25,275    19,266
                                                             --------   --------  --------  --------  --------
Income as adjusted                                           $151,027   $109,791  $ 63,810  $ 88,649  $ 75,547
                                                             ========   ========  ========  ========  ========
Fixed charges:
  Interest expense.........................................   $31,963   $ 28,209  $ 27,601   $25,275  $ 19,266
  Preferred dividends......................................    17,791     14,041    10,356
  Portion of rents representative of the interest factor...     3,699      3,146     2,667     2,010     1,760
                                                             --------   --------  --------  --------  --------
  Total....................................................  $ 53,453   $ 45,395  $ 40,624  $ 27,285  $ 21,026
                                                             ========   ========  ========  ========  ========
Ratio of earnings to fixed charges                                2.8        2.4       1.6       3.2       3.6
                                                                  ===        ===       ===       ===       ===


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